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                                                                     EXHIBIT 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                               November 20, 2002


Sun Microsystems, Inc.
4150 Network Circle
Santa Clara, CA  95054

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Sun Microsystems, Inc., a Delaware corporation (the "Company" or "You") and have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about November 20, 2002 in connection with the registration under the Securities Act of 1933, as amended, of 120,000,000 additional shares of your Common Stock, par value $0.00067 per share (the "Shares"), reserved for issuance under the 1990 Long Term Equity Incentive Plan (the "Plan").

        As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings to be taken in connection with the sale and issuance of said Shares under the Plan. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Sincerely,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ WILSON SONSINI GOODRICH & ROSATI